Exhibit 99.1

CONTACT:

Jon Faulkner

Chief Financial Officer

706-876-5814

jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS SECOND QUARTER 2010 RESULTS

CHATTANOOGA, Tenn. (July 28, 2010) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the second quarter and six months ended June 26, 2010.  In the second quarter of 2010, the Company had net sales of $59,058,000 versus $52,572,000 in the same quarter of 2009.  Including facility consolidation and severance expenses, the Company reported an after-tax loss from continuing operations of $684,000, or $0.05 per diluted share, in the quarter, compared with a loss from continuing operations of $984,000, or $0.08 per diluted share, for same quarter of 2009.

For the six months ended June 26, 2010, the Company had net sales of $109,512,000, versus $100,211,000, in the six months ended June 27, 2009. Including facility consolidation and severance expenses, the Company reported an after-tax loss from continuing operations of $3,143,000, or $0.25 per diluted share, compared with a loss from continuing operations of $36,425,000, or $2.97 per diluted, for the six months ended June 27, 2009.

The first six months of 2010 had pre-tax facility consolidation and severance expenses of $333,000.  Comparatively, the first six months of 2009 had pre-tax facility consolidation and severance expenses and impairment of goodwill of $33,138,000, as well as liquidations of LIFO inventory carried at lower costs established in prior years, increasing pre-tax income by $1,020,000.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “During the second quarter, we experienced significant improvement in revenue.  Carpet sales for the second quarter were 17.0% above those of the first quarter and 12.8% above the same quarter last year, while the industry was up only 1.7% over the year-ago quarter.

“Our growth was most notable in our residential business, with strong performances in the high-end through numerous new wool offerings at Fabrica and Masland and our unique Masland Avenue collection.  Dixie Home showed significant growth in its Durasilk products, and all three brands continued growth of the Stainmaster® brand, with a number of new Luxurelle products.

“Our sales in the commercial sector were flat with the prior-year period which we believe slightly exceeds the industry performance for the period.  We continue to introduce new products in the fastest growing segments of our markets as we strive to maintain our style and design leadership.

“Margins for the quarter were 25.8%, an improvement over the first quarter of 1.3 percentage points but below the prior-year’s quarter by 1.5 percentage points. The prior-year margin of 27.3% included a favorable $1.0 million LIFO tier liquidation gain.  The margin for second quarter 2010 had both a less favorable mix across our markets as more value oriented products gained in share. Our residential margins were under pressure during the period as we suffered higher costs resulting from material cost increases while the effect of our corresponding price increases did not become fully effective until July.

 “Our cost reduction efforts continue as we work to make progress to return to profitability during this uncertain period in the marketplace.  We have seen improvement in our results as we had a positive non-GAAP operating income, adjusted for facility consolidation and severance expenses, of $181,000, for the second quarter as compared to a loss on the same basis of $341,000, for the second quarter of 2009.  We plan to continue to drive down costs through strict controls on overtime, spending and improved operating efficiencies as we reap the benefits of returning our tufting and yarn operations to full staffing during the second quarter.

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DXYN Reports Second Quarter Results

July 28, 2010

“Though the consolidation of our West Coast facilities is physically complete, we continue to incur facility costs for our Pullman facility and software integration charges.  We continue to offer the Pullman facility for sublease.

“Our inventories and receivables grew during the period to support the higher level of sales.  Despite the increases, our inventory turns improved 10% over the prior quarter and 27% versus the same period a year ago as part of our efforts to improve utilization of working capital.  Capital expenditures for the first six months were a relatively modest $247,000.  We still anticipate total capital expenditures for the year will be approximately $3.0 million compared to $11.7 million of depreciation and amortization.  Availability under our loan agreements was $10.7 million at the end of the quarter.

“We are committed to return to profitability as we support those market segments and product lines that are experiencing growth.  Despite a weakening of sales during June as compared to the rest of the quarter, we anticipate a recovering residential market ahead of the commercial sector.  We are moving forward with product introductions in design-oriented rug, wool, Stainmaster® and Durasilk products.  We continue the diligent pursuit of profitable growth opportunities while controlling costs and minimizing capital expenditures,” concluded Frierson.

The Company’s loss from discontinued operations was $60,000, or $0.01 per diluted share, for the second quarter of 2010, compared with a loss from discontinued operations of $83,000, or $0.01 per diluted share, for the prior-year period.  Including discontinued operations, the Company reported a net loss of $744,000, or $0.06 per diluted share, for the second quarter of 2010 compared with a net loss of $1,067,000, or $0.09 per diluted share, for the year-earlier period. The Company's loss from discontinued operations was $130,000, or $0.01 per diluted share, for the six months ended June 26, 2010, compared with a loss from discontinued operations of $199,000, or $0.02 per diluted share, for the six months ended June 27, 2009.  Including discontinued operations, the Company reported a net loss of $3,273,000, or $0.26 per diluted share, for the first six months of 2010 compared with a net loss of $36,624,000, or $2.99 per diluted share for the prior period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website or at www.earnings.com.  The simulcast will begin at approximately 11:00 a.m. Eastern Time on July 28, 2010.  A replay will be available approximately two hours later and will continue for approximately 30 days.  If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-0673 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 2409243 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Whitespace brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Such factors include the levels of demand for the products produced by the Company.  Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations.  Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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DXYN Reports Second Quarter Results

July 28, 2010

THE DIXIE GROUP, INC.

Consolidated Condensed Statements of Operations

(unaudited; in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009
NET SALES	$59,058	$52,572	$109,512	$100,211
Cost of sales	43,821	38,231	81,922	76,255
GROSS PROFIT	15,237	14,341	27,590	23,956
Selling and administrative expenses	15,026	14,864	29,384	30,481
Other operating income	(61)	(306)	(120)	(348)
Other operating expense	91	124	220	305
Facility consolidation and severance expenses	122	117	333	1,732
Impairment of goodwill	---	---	---	31,406
OPERATING INCOME (LOSS)	59	(458)	(2,227)	(39,620)

Interest expense	1,082	1,410	2,317	2,896
Other income	(10)	(14)	(22)	(319)
Other expense	307	---	317	21
Loss from continuing operations before income taxes	(1,320)	(1,854)	(4,839)	(42,218)
Income tax benefit	(636)	(870)	(1,696)	(5,793)
Loss from continuing operations	(684)	(984)	(3,143)	(36,425)
Loss from discontinued operations, net of tax	(60)	(83)	(130)	(199)

NET LOSS	$(744)	$(1,067)	$(3,273)	$(36,624)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.05)	$(0.08)	$(0.25)	$(2.97)
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)
Net loss	$(0.06)	$(0.09)	$(0.26)	$(2.99)
DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.05)	$(0.08)	$(0.25)	$(2.97)
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)
Net loss	$(0.06)	$(0.09)	$(0.26)	$(2.99)

Weighted-average shares outstanding:
Basic	12,532	12,287	12,514	12,261
Diluted	12,532	12,287	12,514	12,261

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DXYN Reports Second Quarter Results

July 28, 2010

THE DIXIE GROUP, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	June 26, 2010	December 26, 2009
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$89	$56
Receivables, net	23,974	26,150
Inventories	59,166	55,156
Other	5,344	4,683
Total Current Assets	88,573	86,045

Net Property, Plant and Equipment	74,171	79,756
Other Assets	12,196	13,255
TOTAL ASSETS	$174,940	$179,056

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$31,159	$24,745
Current portion of long-term debt	7,402	8,434
Total Current Liabilities	38,561	33,179

Long-Term Debt
Senior indebtedness	44,427	46,480
Capital lease obligations	536	707
Convertible subordinated debentures	9,662	12,162
Deferred Income Taxes	4,734	5,830
Other Liabilities	12,167	13,191
Stockholders' Equity	64,853	67,507
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$174,940	$179,056

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DXYN Reports Second Quarter Results

July 28, 2010

Use of Non-GAAP Financial Information:

The company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful basis for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period.  However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

The Company defines Adjusted Operating Income as Operating Income plus facility consolidation expenses and severance expenses.

	Three Months Ended
	June 26, 2010	June 27, 2009
Reconciliation of Operating Income / (Loss):
Operating Income / (Loss)	59	(458)

Add: Facility consolidation and severance expenses	122	117
Non-GAAP Adjusted Operating Income	$ 181	$ (341)

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